EXHIBIT 10.28

3rd Amendment to Software License Agreement

This 3rd Amendment made as of the 15th day of March, 2006 (the "Amendment") supplements the terms and conditions of the Software License Agreement (the "Agreement"), dated November 28, 2004, between mPhase Technologies, Inc. ("Company") and Espial Group Inc. ("Espial") and amended on June 17th, 2005 and on October 20th, 2005, All capitalized terms used herein, but not defined, shall have the respective meanings assigned to such terms in the Agreement, as amended.

Espial and Company agree as follows;

1. Supplement.

1.1. Add Exhibit A-2 to the Agreement as follows:

*

Price: $* due on the date of this Amendment.

*

1.3 Removal of PS work no longer required

mPhase no longer require the $* professional services as per Exhibit B of the Agreement. As such, the parties agree that all content under Exhibit B of the Agreement is hereby cancelled.

II. Effect of Supplement.

* Portions of this exhibit have been omitted pursuant to a request by the Company to the Securities and Exchange Commission for Confidential Treatment pursuant to Rule 406 of the Securities Act of 1933, as amended. Such omitted portions have been filed separately with the Commission.

In the event of any conflict or inconsistency between the terms of this 3rd Amendment and the terms pf this Agreement as amended, the terms of this 3rd Amendment shall prevail. Except as specifically and to the extent modified by this 3rd Amendment, all of the terms and provisions of the Agreement as amended shall continue to remain unchanged and in full force and effect.

IN WITNESS WHEREOF the parties have duly executed this Amendment.

MPHASE TECHNOLOGIES, INC.	ESPIAL GROUP INC.

By: /s/ Ronald Durando	By: /s/ Kumanan Yogaramam
Name: Ronald A. Durando	Name: Kumanan Yogaramam
Title: President and CEO	Title: CTO

03/17/2006	17 March 2006